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EXECUTIVE LONG-TERM INCENTIVE PLAN - 2006

OBJECTIVE
The Strategic Energy LLC (SE) Long Term Incentive Plan (Plan) is designed to reward sustained value creation by providing competitive incentives for the achievement of long-term financial and operational performance goals. By providing market-competitive target awards, the plan supports the attraction and retention of talent critical to achieving SE's strategic business objectives.

Eligible participants include executives as approved by the Compensation Committee (Committee) of the Board of Directors.

PURPOSE
The Plan provides for the Committee to make awards under the Plan, and to administer the Plan for, and on behalf of, the Board of Directors. This document sets out certain standards adopted by the Committee in determining the forms of awards, the terms (including performance criteria) of awards, and other administrative matters within the Committee's authority under the Plan.

TARGET AWARDS
Award levels will be approved by the Committee and set forth as a percentage of the executive's base salary at target. The percentage will vary based upon organizational responsibilities and market-compilation based upon industry data. Awards will be paid 25% in time vested restricted stock with the remaining 75% based upon performance and payable in cash. The annual target award percentages of base salary are stated in the employee's offer or information change letter. Dividends will accrue quarterly on the Restricted Shares and restricted in the same manner as the shares. The number of shares to be determined at time of grant is based on market. Amount of cash (remainder of award) will be determined based on 2006 salaries.

PERFORMANCE GOALS
The award payout under the Plan will be determined by the goals approved by the Committee. Performance at target will produce 100% of award and the level of such award can be increased or decreased (pro-rated) based upon performance. The maximum award is 300% of target value. Example: If, in the plan period, one of five components gets to the 300% cumulative target, then 300% is paid on that one component. If the other four components come in at target, then those four components pay out at 100% and the one component at 300%.

Confidential & Proprietary

PLAN GUIDELINES
1.	It is anticipated a new three-year plan will be instituted each year, with applicable payouts in the first quarter of the year, following the conclusion of each three-year plan.
2.	Any eligible participant hired on or after July 1 of a plan year will be eligible for participation in the following year's three-year Plan.
3.	You must be on active payroll at the time of disbursement to be eligible for payment.
4.	Payable incentives will be in cash, less applicable taxes and withholdings.
5.

For calculation purposes, each goal will have a maximum percentage payout as identified up to 300%. Achievement of any goal below the minimum percentage will receive 0% payout. Any goal attainment between the established minimum and maximum percentage payout will be pro-rated between each threshold.

6.	The goals established for the plan period are fixed for the duration of the period and will only be changed by the Committee.
7.	The Committee has the exclusive right to modify, change, or alter this Plan at any time. This Plan will not be construed as an employment contract.

Confidential & Proprietary